Exhibit 10.34

Municipal Construction Wastes Disposal and Renewable Use Treatment Special

Management Agreement

Party A:         Pingdingshan Municipal Bureau of Housing and Urban-Rural Development

Party B:          Pingdingshan Xulong Renewable Resource Co., Ltd.

Table of Contents

Chapter 1 General Provisions	3
Chapter 2 Terms and Definitions	4
Chapter 3 Awarding and Supervision of Concession	5
Chapter 4 Party B’s Rights and Obligations	6
Chapter 5 Service Standards	7
Chapter 6 Determination Method and Standard and Adjustment Procedure of Charges	9
Chapter 7 Performance Bond	10
Chapter 8 Project Operation	11
Chapter 9 Termination and Cancellation of Concession	11
Chapter 10 Breach Liability	12
Chapter 11 Dispute Settlement	14
Chapter 12 Confidentiality	14
Chapter 13 Notice	15
Chapter 14 Others	15

Municipal Construction Wastes Disposal and Renewable Use Treatment Special Management Agreement

Chapter 1 General Provisions

1.1 Party A: Pingdingshan Municipal Bureau of Housing and Urban/Rural Construction (hereinafter referred to as Party A)

Address:

Legal representative: [hw:] Fan Hai	Title: [hw:] Director

Party B: Pingdingshan Xulong Renewable Resources Co., Ltd. (hereinafter referred to as Party B)

Address:	[hw:] East of Xihuan Road, Xinhua District, Pingdingshan (inside the yard of Pingdingshan City Hengji Concrete Co., Ltd.)	Registration No.:	[hw:] 410400000026538 (1-1)

Legal representative: [hw:] You Yongjun		Title: [hw:] Manager

1.2 Purposes and criteria of the concession

In order to beautify urban environment, save social investment costs, avoid the environment pollution arising from cleaning and transportation with general-purpose vehicles, simple landfilling, stacking and simple handling of urban construction wastes as well as realize the standard and collective disposal of and recycle urban construction wastes, Party B has participated in and won the tender for concessionary disposal of urban construction wastes of Pingdingshan pursuant to the Contract Law of the People’s Republic of China, Measures of Administration of Concessionary Operators of Public Utilities (Ministry of Construction Ordinance No. 126), Notice on Levying Urban Living Waste Disposal Fees (Ping Jia Fei (2005) No. 145) and relevant other laws and regulations. As such, it has become the concessionary operator of urban construction wastes of Pingdingshan. After negotiations, both parties have signed this special management agreement for the purpose mentioned above.

1.3 Principles of concession

Both parties shall observe the principles of fairness, equality, openness and priority of public interests.

1.4 Application of this Agreement

1.4.1 This Agreement shall be one of the criteria by which Party B cleans, transports and recycles the urban construction wastes within the prescribed region during the concession period and also one of the criteria by which Party A supervises Party B’s operations during the concession period.

1.4.2 This Agreement shall not constitute a partnership or joint venture contract between both parties.

1.4.3 This Agreement shall not restrict or otherwise affect Party A’s rights to supervise, check and charge relevant work according to laws in the process of city administration.

Chapter 2 Terms and Definitions

2. The following terms and definitions shall be applicable in this Agreement:

2.1 Law: applicable laws, regulations, bylaws, jurisdictional interpretation and other normative documents with legal effects.

2.2 Construction waste: the waste soils, materials, sludge and other wastes generated by project owners, contractors and residents during new construction, reconstruction, expansion, dismantling, decoration and renovation of various types of buildings, constructions, pipelines, botanical and greening works and roads.

2.3 Concession: the rule by which the government chooses the investor or operator of a public utilities project through market competition and authorize it to operate a certain public utilities product or provide certain services within a certain scope and period.

2.4 Validity date: the validity date of the Agreement as specified herein.

2.5 Approval: the license, permit, approval, confirmation and registration that Party B needs to acquire from relevant governmental authority for the performance of this Agreement.

2.6 Performance bond: the performance guarantee document that is issued by a financial institution acceptable to Party A and provided by Party B to Party A, including security, letter of guarantee, etc.

2.7 Breach of contract: either party’s failure to perform or fully perform obligations of this Agreement provided that such failure is not caused by force majeure.

2.8 Day, month, quarter and year: calendar day, month, quarter and year.

2.9 Environmental pollution: phenomenon when the cleaning, transport and disposal of construction wastes cause the content or concentration of a particular substance to reach a harmful level on the earth surface, on the ground, underground, in the air and in any water body so that personal health or the ecology and environment is undermined.

2.10 Force majeure: the event or situation that cannot be reasonably foreseen, overcome or avoided upon signing of this Agreement, including but not limited to:

(1) Lightning, earthquake, volcanic eruption, landslide, flood, rainstorm, tsunami, typhoon, hurricane or drought;

(2) Epidemic and famine;

(3) War, invasion, armed conflict, hostile foreign conducts, embargo, use of military force, riot or terrorist attack;

(4) National, regional, municipal or industrial strike;

(5) Change of national policy, e.g. nationalization of construction waste disposal facility, etc;

(6) Any import limit or quota limit implemented by relevant national governmental authority;

Chapter 3 Awarding and Supervision of Concession

3.1 Awarding of concession

3.1.1 Party A authorizes Party B to clean, transport and recycle construction wastes within the specified scope and period.

3.1.2 Party B’s concession shall remain valid for 20 years, effective from the effectiveness date of this Agreement until 20 years later.

3.1.3 Concessionary area: urban area of Pingdingshan City unless otherwise specified.

3.1.4 Party B shall obtain the qualifications for cleaning, transport and recycling of construction wastes according to relevant state laws. Before such qualifications are obtained, Party B shall not engage in any activity relating to cleaning, transport and recycling of construction wastes.

3.1.5 Party B shall register its qualifications with Party A.

3.1.6 Party A shall not authorize another enterprise, organization and individual to invest, construct and operate the same project during the concession period unless otherwise permitted herein.

3.1.7 Party A shall assist Party B to enjoy the corresponding preferential policies according to relevant regulations.

3.1.8 Where Party A is renamed, merged, split or canceled or its function and authority is amended or its jurisdiction adjusted, the corresponding organ shall succeed to all rights and obligations of Party A specified herein.

3.1.9 Without Party A’s written approval, Party B shall not mortgage, transfer, lease and divide the concession.

3.1.10 Party A may invite Party B to attend the government’s formulation of near and long-term comprehensive utilization plan of construction wastes.

3.1.11 Party B’s concession activity shall not violate the law and Party B shall not conduct concession activities through illegal means or guarantee measures.

3.2 Supervision of concession rights

3.2.1 Party A has the right to supervise the total process of Party B’s concession activities (including but not limited to conformity of the total process of cleaning, transport and recycling of construction wastes and the disposal of products to relevant standards and regulations).

3.2.2 Party A shall not interfere with Party B’s normal production and operation work when it conducts supervising activities according to laws and this Agreement.

Chapter 4 Party B’s Rights and Obligations

4.1 Party B’s rights

4.1.1 Enjoy the special right to clean, transport and recycle construction wastes according to this Agreement

4.1.2 Enjoy the right to invest, construct and develop the devices for cleaning, transport and recycling of construction wastes within the scope of concession.

4.1.3 Other rights specified in law and this Agreement

4.2 Party B’s obligations

4.2.1 Party B must observe the legal supervision and management of Party A.

4.2.2 Where Party B changes its name, address, legal representative, shareholding structure and other major conditions, it shall notify Party A in advance and obtain Party A’s approval.

4.2.3 Party B shall ensure soundness of facilities and equipment; guarantee the availability of capital investments in production facilities, equipment operation, maintenance, refitting and renovation, etc.

4.2.4 Without Party A’s approval, Party B shall not stop operation arbitrarily.

4.2.5 The contents of Party B’s documents relating to this project shall conform to this Agreement.

4.2.6 Compile the near and long-term investment plans for the development of construction waste cleaning, transport and recycling devices according to the general urban plan and make investments at due time.

4.2.7 In order to perform the obligations under this Agreement, Party B may use the rights and assets under the project of this Agreement as the guarantee for loans provided that it shall obtain Party A’s approval in advance.

4.2.8 Perform other obligations of laws, regulations and this Agreement.

Chapter 5 Service Standards

5.1 Party B’s equipment, facilities and techniques for the cleaning, transport and recycling of construction wastes must be scientific and advanced and its activities must conform to relevant regulations and standards in the total process.

5.2 Party B must possess the ability to satisfy the needs for timely cleaning, transport and recycling of urban construction wastes within the region and period specified herein.

5.3 Party B must clean away the construction wastes generated by nonprofit governmental activities according to Party A’s instructions. Party B shall not refuse to clean or delay the cleaning work.

5.4 Party B shall be obligated to clean away unclaimed construction wastes left by a third party in a timely manner according to Party A’s instructions. Party B shall not refuse to clean or delay the cleaning work.

5.5 Party B must deliver the construction wastes to its construction site for general disposal and pre-storage. Without Party A’s approval, Party B shall not deposit and landfill them at any other place.

5.6 Before the cleaning work, Party B must request relevant entity or individual to show the permit for construction waste cleaning, photocopy relevant documentations substantiating cleaning of construction wastes and keep them on file for future reference (the documents shall be kept for 10 years). Party B shall not clean the construction wastes if the documents approving cleaning of construction wastes are not available. Without Party A’s approval, Party B shall not clean the construction wastes of which no document is available to approve the cleaning thereof.

5.7 Before cleaning work, Party B must apply with Party A for approval of the cleaning route and schedule. Party B must conduct the cleaning work strictly according to the route and schedule approved by relevant authority.

5.8 Party B shall not subcontract the cleaning work of construction wastes to a third party. For the construction wastes whose cleaning is already approved, Party B shall organize the cleaning work in a timely and scientific manner. It is not allowed to affect the project progress due to delay of the cleaning work.

5.9 Party B’s cleaning vehicles must be painted in a uniform color and with the uniform mark and code. The cleaning personnel shall wear a uniform which needs to bear the identity text and logo of Party B where apparently visible. The cleaning vehicles must strictly observe the traffic rules.

5.10 Party B must establish flushing and drying equipment at the exit of loading and discharging site (place) of construction wastes to ensure the cleanness of the wheels and body of the outbound vehicles and avoid pollution caused by falling mud, water and other pollutants.

5.11 The construction wastes must be well covered during cleaning and transport. Over-height and overweight transport is forbidden. Do not dump or spill construction wastes. In case of any over-height or overweight transport, dumping or spilling of construction wastes, Party B must take corrective measures immediately.

5.12 It is necessary to guarantee the proper use of the urban roads and public facilities administered by Party A during the cleaning. Avoid damages to urban roads and public facilities.

5.13 Party B shall strengthen maintenance, refitting and renovation of production facilities and equipment in a timely manner to ensure their soundness. Party B shall strengthen management of production safety. During the concession period, Party B shall be liable for all safety accidents.

Chapter 6 Determination Method and Standard and Adjustment Procedure of Charges

6.1 The construction waste cleaning expenses collected by Party B must be determined through negotiations with the client according to market principles within the scope of government-guided prices.

6.2 Where the government-guided prices need to be adjusted, Party B shall file an application and Party A shall then propose to relevant authority for adjustment of prices according to the prescribed procedure.

6.3 Party A has the right to supervise Party B’s operating costs and evaluate Party B’s operations.

Chapter 7 Performance Guarantee Letter

7. Performance Guarantee Letter

7.1 As the guarantee for Party B’s performance of the obligations stipulated in this Agreement, Party B shall submit a valid performance guarantee letter to Party A within 30 days after the signing of this Agreement.

7.2 The performance guarantee letter shall be issued by a financial institution recognized by Party A.

7.3 The issuer of the performance guarantee letter shall specify “upon receiving Party A’s payment notice, payment shall be made unconditionally” in the guarantee letter.

7.4 The guaranteed amount for the performance guarantee letter is RMB 300,000 (in words: Three Hundred Thousand Yuan).

7.5 If the guaranteed amount of the performance guarantee letter is withdrawn by Party A, Party A shall inform Party B in writing of the facts of Party B’s breach and the withdrawn amount within 7 working days after making the withdrawal. Party B has the right to put up a defense against the facts and reasons ascertained by Party A. If Party A deems that Party B’s defense is justified, it shall make rectification promptly.

7.6 Party B shall, within 15 days after receiving Party A’s written notice on the facts of the alleged breach and withdrawn amount, top up the account for guaranteed amount to RMB 300,000 (in words: Three Hundred Thousand Yuan), and provide the relevant proof to Party A.

7.7 Party A’s exercise of the right to withdraw liquidated damages shall not affect Party A’s exercise of other rights stipulated in this Agreement, and it shall not waive off any other responsibilities and obligations that are to be borne by Party B toward Party A for non-performance of this Agreement.

7.8 The amount stipulated in the performance guarantee letter shall be maintained at full amount until the expiry date of concession.

Chapter 8 Operations of the Project

8. Operating Plan for the Project

8.1 Party B shall complete the building of the construction waste treatment site within 3 months after signing this Agreement. It shall also complete the construction of the project for recycled products obtained from construction waste treatment within 6 months, and achieve the normal operation of the plant.

8.2 Within the concession period, all the construction waste in the concession region shall, in principle, go to the site for treatment unless otherwise adjusted by Party A.

8.3 Party A shall, according to the relevant policies and within the scope of functions, assist Party B in promoting recycled products obtained from construction waste treatment and enjoying the funding policies for the national project for recycled products obtained from construction waste treatment.

Chapter 9 Termination and Dissolution of Concession

9.1 Termination upon Expiration

9.1.1 If both parties do not reach a consensus through negotiation on the extension of concession prior to the expiration of the concession period, the concession shall be terminated automatically.

9.1.2 Where Party B has the intention to extend the concession period within two years before the expiration of the concession period, it may submit a request to Party A. Under the same conditions, Party B is given priority to extend the concession period.

9.1.3 During the concession period, this Agreement can be terminated when both parties reach a consensus through negotiation.

9.2 Dissolution by Party A

9.2.1 Where Party B does not fulfill or does not completely fulfill the obligations stipulated in this Agreement, and Party B still does not take the corresponding corrective measures within 5 days after receiving Party A’s notice demanding for rectification within a given deadline, Party A shall have the right to terminate Party B’s concession and dissolve this Agreement prematurely.

9.2.2 Where Party B should expand promptly when its production capacity is unable to meet the urban development needs, but it fails to do so.

9.2.3 Where Party A dissolves this Agreement due to Party B’s breach of contract, Party B shall bear all consequences.

9.3 Dissolution by Party B

9.3.1 During the concession period, if Party A commits a serious violation of the obligations stipulated in this Agreement, and it still does not take the corresponding corrective measures within 90 days after receiving Party B’s performance reminder notice, Party B shall have the right to dissolve this Agreement.

9.3.2 Within 60 days after Party B submits the written notice for the dissolution of this Agreement to Party A, both parties shall negotiate the matters related to the dissolution of this Agreement.

9.3.3 Within the 60-day negotiation period, Party B shall perform the waste removal and treatment obligations as per normal.

Chapter 10 Liabilities for Breach of Contract

10.1 Party A’s Liabilities for Breach of Contract

10.1.1 Where Party A unduly dissolves Party B’s concession in breach of the concession dissolution conditions stipulated in this Agreement, and this causes Party B to suffer property losses, it shall provide the corresponding compensation.

10.1.2 If there is a particular sequence of conduct for the fulfillment of obligations stipulated in this Agreement, and Party A fails to fulfill the earlier obligations in accordance with the stipulations of this Agreement, Party B shall have the right to refuse to perform the subsequent obligations, but Party B shall clearly express the reasons for not fulfilling the subsequent obligations to Party A.

10.2 Party B’s Liabilities for Breach of Contract

Where Party B commits the following breach of obligations stipulated in this Agreement and does not take corrective measures promptly even though it is able to do so, it shall pay liquidated damages of 200 Yuan to Party A for each offence; where the breach is continuous or the consequences of the breach are continuous, and Party A has ordered Party B to rectify within a deadline but Party B has not done so within a reasonable deadline, it shall pay liquidated damages of 2000 Yuan per day to Party A. If Party B passes the deadline for 5 days, Party A may dissolve this Agreement unilaterally.

10.2.1 The removal vehicle is bare, exceeds the height or weight limits, and discards or spills construction waste, and corrective measures are not taken promptly;

10.2.2 The wheels and body of vehicles on the road are dirty and messy, and the vehicles are driven with mud, water and other dirt, and corrective measures are not promptly taken;

10.2.3 The construction waste is dumped or buried outside Party B’s treatment and storage site for recycling or at sites that are not specified by Party A, and corrective measures are not promptly taken;

10.2.4 For construction waste generated from the government’s charitable events or arbitrary dumping by third parties, or construction waste without an owner, the prompt removal instructions given by Party A are not executed, and removal is not done or delayed unduly;

10.2.5 The removal prices are raised and the business is monopolized using the concession advantage, and corrective measures are not promptly taken;

10.2.6 The construction waste removal matters are subcontracted to unqualified third party for removal or treatment, and corrective measures are not promptly taken;

10.2.7 The relevant regulations, specifications and standards are not adhered to during the entire process or certain stages of construction waste removal and recycling treatment, and corrective measures are not promptly taken;

10.2.8 Construction waste, for which the formalities have been completed, cannot be removed in a prompt, logical and organized manner, and this affects the progress of the construction project site;

10.2.9 Arbitrary work stoppage or suspension;\

10.2.10 The corresponding repair, replacement and other such measures are not promptly carried out in a proactive manner or according to Party A’s instructions when the urban roads and other public amenities are damaged during the removal process;

10.2.11 The concession is arbitrarily transferred, placed on mortgage, split, lent or leased to others, and corrective measures are not promptly taken;

10.2.12 The registered capital, vehicles and equipment are withdrawn, and this removes Party B’s eligibility for the concession, and the corresponding corrective measures are not promptly taken;

10.2.13 The reporting, filing and other such obligations stipulated in this Agreement are not fulfilled;

10.2.14 Other conduct that violates the obligations stipulated in this Agreement.

10.3 If Party B’s concessionary operating capacity is unable to meet the demand for the prompt removal and recycling treatment of construction waste in the region stipulated in this Agreement, and this is not rectified despite Party A’s reminder, Party A may, besides having the right to dissolve this Agreement, take the measure to allow a third party to carry out the removal and recycling treatment of construction waste.

10.4 Party A may, in accordance with the stipulations of this Agreement, directly withdraw Party B’s liquidated damages from the account specified in the performance guarantee letter provided by Party B.

Chapter 11 Resolution of Disputes

11. Resolution of Disputes

In the event of a dispute on this Agreement, both parties shall negotiate a resolution; where a consensus cannot be reached through negotiation, both parties agree to bring the dispute to Pingdingshan Arbitration Committee for arbitration.

Chapter 12 Confidential of Documents

12. Confidentiality of Documents

All parties must maintain the confidentiality of data, information and documents of the other party or related to the other party’s interests obtained during the performance of this Agreement, except when the other party clearly expresses that the data, information or document can be made open. The confidentiality period shall extend until 2 years after the expiration of the term of agreement, except for the situations below.

(1)	Information that has been published or obtained openly by means other than this Agreement;

(2)	Information obtained by means that do not violate the confidentiality obligations;

(3)	Information obtained from a third party by means that do not violate the confidentiality obligations;

(4)	Information that is to be disclosed or made open according to the requirement of laws and regulations;

(5)	Disclosure made in order to fulfill one party’s obligations stipulated in this Agreement.

Chapter 13 Notification Address

13. Notification Address

All notification related to this Agreement shall be made in Chinese written form, and they shall be sent by hand, registered mail or fax to the following addresses:

Party A’s address: Telephone: Postal code:	Fax:

Party B’s address: [handwritten:] East Wing, Xihuan Road, Xinhua district, Pingdingshan City (Pingdingshan Hengji Concrete Co., Ltd.)

Telephone: [handwritten:] 0375-2336789 Postal code: [handwritten:] 467000	Fax: [handwritten:] 0375-2204188

Chapter 14 Other Provisions

14. Other Provisions

14.1 For matters that are not addressed in this Agreement, both parties shall separately negotiate and conclude a supplementary agreement. The supplementary agreement and this Agreement shall have the same legal effect.

14.2 This Agreement is executed in octuplicate with both parties holding four copies each.

14.3 This Agreement shall take effect on the day of signing.

Party A: Pingdingshan Municipal Bureau of Housing and Urban-Rural Development	Party B: Pingdingshan Xulong Renewable Resource Co., Ltd.

(Affix Seal)	(Affix Seal)

[seal:] Pingdingshan Municipal Bureau of Housing and Urban-Rural Development	[seal:] Pingdingshan Xulong Renewable Resource Co., Ltd., 4104034000228

Agent (Signature): [signature:] Yang	Agent (Signature): [signature:] Zhu Yulong

[handwritten:] September 13, 2012

Party A: Pingdingshan Municipal Bureau of Housing and Urban-Rural Development	Party B: Pingdingshan Xulong Renewable Resource Co., Ltd.

(Affix Seal)	(Affix Seal)

[seal:] Pingdingshan Municipal Bureau of Housing and Urban-Rural Development	[seal:] Pingdingshan Xulong Renewable Resource Co., Ltd., 4104034000228

Agent (Signature): [signature:] Yang	Agent (Signature): [signature:] Zhu Yulong

[handwritten:] September 13, 2012